Exhibit 99.1

The First Bancorp Declares Second Quarter Dividend
DAMARISCOTTA, ME--(BUSINESS WIRE)--The First Bancorp (NASDAQ: FNLC), the parent company of First National Bank, today declared a quarterly cash dividend of 37 cents per share. This second quarter dividend is payable July 18, 2025 to shareholders of record as of July 8, 2025. The quarterly cash dividend of 37 cents per share is an increase of one cent per share from the dividend paid in each of the prior four quarters.
"I am pleased to announce that the Board of Directors has authorized a dividend of 37 cents per share for the second quarter of 2025," remarked President & Chief Executive Officer, Tony C. McKim. "The one cent increase in the dividend marks our 11th consecutive year of raising the payout by at least one cent in the second quarter, and is reflective of the Board's ongoing commitment to having shareholders meaningfully participate in the Company's success. Based on a closing price of $24.70 per share on June 25, 2025, the annualized dividend of $1.48 per share represents an attractive yield of 5.99%."
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for First National Bank. Founded in 1864, the Bank serves Mid-Coast and Down East Maine with eighteen offices in Lincoln, Knox, Hancock, Penobscot, Waldo and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First National Wealth Management, a division of First National Bank, provides investment management and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

Category: Dividends
Source: The First Bancorp
The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com